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                                                                        Ex. 99.1

BF GOODRICH                                                             NEWS

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THE BFGOODRICH COMPANY                             PR00-0010
3 Coliseum Centre                                  MEDIA CONTACT: Kevin Ramundo
2550 West Tyvola Rd.                               PHONE:         704-423-7024
Charlotte, North Carolina 28217                    FAX:           704-423-7127
www.bfgoodrich.com
                                                   INVESTOR RELATIONS CONTACT:
                                                                  Paul Gifford
                                                   PHONE:         704-423-5517
FOR IMMEDIATE RELEASE                              FAX:           704-423-5516


BFGOODRICH ANNOUNCES PROGRAM TO REPURCHASE UP TO $300 MILLION IN COMMON STOCK

- THE BOARD ALSO APPROVES NEW SHAREHOLDER-FOCUSED EXECUTIVE INCENTIVE COMPENSATION PROGRAM AND DECLARES QUARTERLY DIVIDEND

CHARLOTTE NC, February 22, 2000 - The Board of Directors of The BFGoodrich Company approved a program today that authorizes the company to repurchase up to $300 million of the company's common stock. Repurchases under the program, which could aggregate up to 10% of the outstanding common stock, may be made from time to time in the open market or in private transactions. The program, which will be accretive to earnings per share, will be funded from BFGoodrich's strong operating cash flow and short-term borrowings under existing credit lines. The repurchases will be made in compliance with, and at such times as permitted by, federal securities laws and may be suspended or discontinued at any time. As of year-end 1999, BFGoodrich had 110.2 million shares outstanding.

The Board also approved a new management incentive compensation program with goals directly linked to enhancing shareholder value, and declared a regular quarterly dividend of 27.5 cents per share, payable April 3, 2000 to shareholders of record on March 6, 2000.

In commenting on the Board's actions, David L. Burner, BFGoodrich's chairman and chief executive officer, said, "While our predominant strategy for increasing shareholder value continues to be investing in our businesses for consistent profit growth, the share repurchase program is a compelling and opportunistic use of our financial resources at a time when our stock, like the shares of many of our peers, is trading at depressed levels. This share repurchase program, the adoption of a new management incentive compensation program tied to shareholder returns, and our track record of five consecutive years of record sales and profits reflect our very strong commitment to deliver value to our shareholders. And we are continuing to explore additional ways to increase shareholder value, including the evaluation of various financial and strategic alternatives related to our portfolio of strong businesses."

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PR00-0010-BFGoodrich Announces Program to Repurchase up to $300 Million in
Common Stock


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BFGOODRICH                                                           NEWS


The new management compensation program approved today by the Board aligns incentives with gains in shareholder value as measured by relative total shareholder return and related measures with a goal of delivering top-quartile returns. The program is linked to the company's Value Management process that consists of principles, tools and measures to better insure that all business decisions are evaluated in terms of their impact on shareholder value. The new compensation program becomes effective in 2000 on a transitional basis and will be fully implemented in 2001.

In other actions today, the Board of Directors appointed Terrence G. Linnert, Senior Vice President, Human Resources and Administration, General Counsel and Secretary. In this expanded role, Mr. Linnert will assume additional senior management responsibilities for human resources, corporate communications and services.

In addition, Stephen R. Huggins was named Senior Vice President, Strategic Resources and Information Technology, in recognition of the expansion of his role during the past year.

The BFGoodrich Company, headquartered in Charlotte, NC, has leading market positions in advanced aerospace systems, performance materials and engineered industrial products, with 1999 revenues of $5.5 billion and 27,000 employees worldwide. For more information, please visit our website at www.bfgoodrich.com.

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PR00-0010-BFGoodrich Announces Program to Repurchase up to $300 Million in
Common Stock